Exhibit (d)(4)

NON-DISCLOSURE AGREEMENT

This Agreement is made and entered into as of 16 December 2015 between VTech Holdings Limited of 23/F, Tai Ping Industrial Centre, Block 1, 57 Ting Kok Road, Tai Po, Hong Kong (“VTech”), and Leapfrog Enterprises, Inc of 6401 Hollis Street, Emeryville, CA94608 (the “Leapfrog”).

The parties wish to explore a business opportunity of mutual interest (the “Opportunity”) and in connection with this opportunity, Leapfrog (“Disclosing Party”) may disclose to the VTech (“Receiving Party”) certain confidential technical and business information (the “Confidential Information”) which the Disclosing Party desires the Receiving Party to treat as confidential. The parties also desire that this Nondisclosure Agreement shall supersede and replace the existing Nondisclosure Agreement between the parties dated 1 December 2015.

VTech and Leapfrog hereby agree as follows:

1.                                      The term “Confidential Information” shall include, without limitation and regardless of the form of communication, all notes, memoranda, reports, financial results, projections, forecasts, product names, product types, third party contracts, employee information and other materials relating to the Opportunity that are marked “CONFIDENTIAL”, regardless of whether such information was disseminated to the Receiving Party prior to or following the signing of this Agreement. However, “Confidential Information” shall not include any information which the Receiving Party can prove:

(a)                                       has become generally available to the public through no fault or action of the Receiving Party or any affiliates, agents, advisors, directors, officers or employees of the Receiving Party, its parent, subsidiaries and related companies (collectively the “Related Group”);

(b)                                       was in the possession of the Related Group prior to the date of this Agreement, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party;

(c)                                        is or becomes available to the Related Group on a non-confidential basis from any third party (whether such information was disseminated to the Related Group prior to or after the Effective Date of this Agreement), the disclosure of which to the Related Group does not violate any contractual, legal or fiduciary obligation such third party has to the Disclosing Party;

(d)                                       is independently ascertained by the Related Group or is developed by or for the Related Group by their employees or any third party which have not had access either directly or indirectly to the Confidential Information.

2.                                      It is understood and agreed that all Confidential Information is the property of the Disclosing Party and shall remain the property of the Disclosing Party, and it and all copies of it (other than routinely created archival copies during transmission of the

Confidential Information by electronic means) shall be returned to Disclosing Party on request by Disclosing Party.

3.                                      The Confidential Information will be kept confidential by the Related Group by using the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of Confidential Information for a period of one (1) year from the date of receipt by the Receiving Party, provided that (a) if Confidential Information is subject to a third party confidentiality obligation on the part of Disclosing Party that extends beyond the one (1) year from the date of receipt by the Receiving Party, then the Related Group shall abide by the obligations set forth in this Agreement with respect to such Confidential Information for the term of Disclosing Party’s confidentiality obligation applicable to such Confidential Information, (b) with respect to Confidential Information consisting of Reading product or New Platform Product and their marketing plans, the Related Group shall abide by the obligations set forth in this Agreement for a period of two (2) years from the date of receipt by the Receiving Party of such Confidential Information, and (c) with respect to Confidential Information consisting of personally identifiable consumer or employee information, source code or Privileged Materials, the Related Group shall abide by the obligations set forth in this Agreement in perpetuity.

Without limiting the foregoing, without the prior written consent of the Disclosing Party, the Related Group shall not:

(i)                         distribute or disclose any of the Confidential Information in any manner;

(ii)                      permit any third party access to the Confidential Information other than the Related Group; or

(iii)                   use the Confidential Information for any purpose other than for assessment of the Opportunity.

However, the Receiving Party may transmit the Confidential Information to their attorneys, accountants, agents, directors and officers who need to know the Confidential Information for the purpose of business with the Disclosing Party and who are informed of the confidential nature of the information and who are bound by confidentiality terms at least as restrictive as the terms of this Agreement. The Receiving Party shall be responsible for any breach of this Agreement by any of such persons.

To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations (“Privileged Material”), the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to such protection under these privileges or doctrines, under this Agreement and under the joint defense doctrine.

For a period of one (1) year from the date hereof, the Related Group shall not, directly or indirectly, solicit to employ or entice away or offer to enter into any agreement with any person who (i) is, or within the prior six (6) months was, an officer of Disclosing Party or any of its affiliates or subsidiaries, or (ii) is, or within the prior six (6) months was, employed in any capacity by Disclosing Party or any of its affiliates or subsidiaries and with whom Receiving Party or any affiliates or Representatives of Receiving Party came in contact or first identified during the process of considering the Potential Transaction; provided, that this section shall not prevent Receiving Party or its affiliates from hiring a person identified in clause (i) or (ii) (a “Covered Person”) if such Covered Person: (1) contacts Receiving Party or its affiliates or Representatives on the Covered Person’s own initiative without any direct or indirect solicitation by or encouragement from Receiving Party or its affiliates or Representatives; or (2) responds to a general solicitation of employment not specifically directed toward Disclosing Party or any of its subsidiaries or particular employees of Disclosing Party or any of its subsidiaries.

4.                                      In the event that the Related Group receives a request to disclose all or any part of the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, the Receiving Party agrees to timely notify the Disclosing Party such a request so that the Disclosing Party may seek an appropriate protective order and/or waive compliance by the Related Group with the appropriate provisions of this Agreement. If, in the absence of a protective order, the Related Group determines, upon the advice of counsel, that it is required to disclose such information, it will disclose only that portion thereof which it is compelled to disclose.

5.                                      Except as required by applicable law, regulation or stock exchange rule, without the prior written consent of the Disclosing Party, the Receiving Party will not disclose to any third party the fact that the Confidential Information has been made available to the Receiving Party or that the Disclosing Party and the Receiving Party are discussing the Opportunity.

6.                                      The Disclosing Party shall not be deemed to make any representation or warranty as to the accuracy or completeness of the Confidential Information. The Receiving Party does not receive any right or license, express or implied, under any patents, copyrights, trade secrets, or other intellectual property rights of the Disclosing Party under this Agreement.

7.                                      The Related Group, when requested by the Disclosing Party, shall promptly and at the Disclosing Party’s option either return or destroy all written Confidential Information, including all copies, then in the Related Group’s possession; provided, however, that the Receiving Party may retain one copy in the confidential, restricted access files of its law or patent department or outside patent counsel for use only in the event a dispute arises between the parties under this Agreement and only in connection with that dispute.

8.                                      It is understood that this Agreement does not obligate the parties or any of their respective parent, subsidiary, or related companies to enter into or continue any further agreement or business relationship. Subject to the provisions of this Agreement, nothing in this Agreement nor discussions and/or communications between the parties will serve to impair the right of either party to independently develop, make, use, procure, and/or market products or services now or in the future that may be competitive with those offered by the other, nor require either party to disclose any planning or other information to the other.

9.                                      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party agrees that a final judgment in any suit, action or proceeding brought in such court under this clause 9 shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment.

10.                               Each of the parties hereto recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and that irreparable damage may result to either party if information contained therein or derived therefrom is disclosed to any person except as herein allowed or is used for any purpose other than the evaluation and negotiation of the Opportunity. Each of the parties hereto further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement by either party, and that the non-breaching party shall be entitled to seek equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by any of the parties hereto, but shall be in addition to all of the non-breaching party’s other remedies available at law or in equity.

11.                               The Disclosing Party’s waiver of any breach or failure to enforce any of the provisions of this Agreement at any time shall not in any way affect, limit or waive the Disclosing Party’s right thereafter to enforce and compel strict compliance with every provision hereof.

12.                               No modification of this Agreement shall be effective unless in writing and signed by both parties.

13.                               13.                               This Agreement is effective on the date of this Agreement (“Effective Date”) and will remain in force for two (2) years unless terminated by either party by giving 30 days written notice.  The Receiving Party’s obligations regarding Confidential Information as stated in paragraphs 3, 4 and 7 will survive after the expiration or termination of this Agreement.

14.                               If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions will not be affected.

15.                               This Agreement is not assignable to a third party without the prior written consent of the other party.

16.                               This Agreement constitutes the complete agreement between the parties concerning the subject matter hereof and supersedes and cancels any and all prior communications and agreements between the parties with respect thereto. In particular, this Agreement supersedes and replaces the existing Nondisclosure Agreement between the parties dated 1 December 2015 such that any information disclosed by a party on or after 11 November 2015 shall be subject to the terms and conditions of this Agreement.

The undersigned parties intending to be legally bound by this Agreement have executed this Agreement as of 16 December 2015.

For and on behalf of VTech Holdings Limited		For and on behalf of Leapfrog Enterprises, Inc.

/s/ Pang King Fai		/s/ Robert Lattuppa
Name:	PANG KING FAI	Name:	ROBERT LATTUPA
Title:	EXECUTIVE DIRECTOR	Title:	General Counsel